EXHIBIT 99.2

September 2004

Dear Nobel Learning Communities Stockholders,

As I write this letter, I have just celebrated my first anniversary with Nobel Learning Communities. Over the past year, I have learned many things about our business, our educators, our customers and our stockholders. Each new piece of information I learn about our customers, products, schools, people, acquisitions, and our successes and issues clarifies and connects our history and evolution into the company we are today. Our journey from child care provider to a leading education company has taken many twists and turns, but has positioned us for the future. For those of you whose investment in Nobel Learning Communities is relatively new, or who want to know what is different about our current direction, it may be useful to review briefly our evolution, and then discuss steps we have taken and those we intend to take to enhance stockholder value.

Introduction

Nobel Learning Communities, Inc. was organized in 1984 as the Rocking Horse Childcare Centers of America, Inc. and adopted its present name in 1998. The Company’s programs and services are offered through a network of private schools, schools for learning-challenged students, and special purpose high schools, under various local brand names. These schools typically provide year-round learning through schools, summer camps, enrichment programs and before-and-after school programs.

1986 – 1991: Early Growth

From 1986 through 1991, Nobel Learning Communities grew primarily through acquisitions, which were funded almost entirely through the issuance of debt. During this period we acquired Merryhill Schools and established a base of operations in California. By the end of 1991, our revenue had grown to $35 million but debt had also grown to $24.6 million. The Company defaulted on its senior debt, in part because the leverage used to acquire schools was not supported by revenue growth from those acquisitions and due to the withdrawal of a planned public offering in 1989.

1992 – 1994: Retrenchment and Restructuring

In early 1992, Nobel Learning Communities brought in new equity, strengthened our balance sheet, restructured our indebtedness with its senior lenders, and put in place a plan to improve profitability by divesting some of our acquired schools. During 1993 and 1994, the Company either sold or closed over 40 schools. We made strong progress in building our education business and increasing our profitability during this period. By 1994, debt was reduced below $10 million, we achieved record net income and our share price improved.

Nobel Learning Communities, Inc. • 1615 West Chester Pike, Suite 200 • West Chester, PA 19382

Phone 484-947-2000 • Fax 484-947-2003

1995 – 1998: Growth through Acquisition

In 1995, Nobel Learning Communities resumed the acquisition activity which had been largely dormant during the prior three years, acquiring over 25 schools during the period between March 1995 through June 1998. This brought to 68 the total number of acquired schools. In addition, we aggressively opened new schools in existing markets. As a result, revenues and earnings grew substantially, although most of the revenue growth came from new school openings and acquisitions rather than from increased enrollment in comparable schools.

Much of the financing for this period’s expansion was provided by debt and Preferred Stock. Although our stock price had risen through mid-1996, by 1998 the stock had fallen substantially due in part to a concern over our capital structure.

1999 through 2002: Expansion of Scope

The next two years saw Nobel Learning Communities continue the strong top-line and earnings growth of the prior years. However, much of this growth was from sources other than our general education, pre-school and elementary school business. We began to expand our service offerings through such initiatives as Paladin Academy® for learning-challenged students, the opening of charter schools, and the acquisition of a company that provides before-and-after school activity programs. In addition, we expanded the number of geographic markets in which we did business. School acquisition activity slowed during this period, with only six schools acquired, which were mostly elementary schools and special purpose high schools. The Company was on a course to broaden its products portfolio within the pre-K - 12 market before it reached critical mass in any one business.

By the end of 2002, we experienced significant strain on our operating and capital structure, which left little room for error. Revenue growth had slowed to only 3% to 5% annually. While operating cash flow was healthy, after interest expense, taxes, repayment of debt, and capital expenditures, there was very little left for common stockholders. As a result, our share price decreased.

Also during 2002, Nobel Learning Communities entered into a merger agreement to take the Company private. The merger was terminated by the Company in early 2003 because the acquirer no longer believed it could finance the acquisition.

2003

Fiscal 2003 turned out to be a challenging year for Nobel Learning Communities. During the first six months of the year revenues increased slightly, but school operating profit declined significantly. This financial performance was compounded in early 2003 by the termination of the previously announced merger. These factors culminated in the Company being in non-compliance with certain terms of its senior debt. Our stock share price dropped below $4.

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The second half of Fiscal 2003 included significant non-cash charges for us. As a result of deteriorating operating performance in several of our acquired schools, we recorded significant asset impairment, closed school and goodwill impairment charges.

In response to its financial condition, we closed underperforming locations, sought new equity capital to improve our balance sheet and began to recruit new senior management. The restructuring and reorganization that started during Fiscal 2003 continued into Fiscal 2004.

Recent Events: Fiscal 2004

During Fiscal 2004, Nobel Learning Communities’ Board and management implemented a number of actions to strengthen the Company, and position us for future growth, including:

•	Recruited a new management team. I joined the Company on July 28, 2003. Between September, 2003 and March, 2004, we added Tom Frank as our new Chief Financial Officer, Patty Miller as our Chief Operating Officer, Jeanne Marie Welsko as our VP – Human Resources, Dr. Osborne Abbey as our VP – Education, and Shari Anisman as our Director of Marketing. Each of these individuals has extensive multi-unit management experience, many in services industries.

•	Strengthened and stabilized our capital structure and banking relationships. We executed a “short-term” plan, and raised equity, sold assets and refinanced our senior and subordinated debt. These moves significantly reduced our leverage and improved our financial flexibility. Revenue, school operating profit, and cash flow from operations have increased. In addition, Nobel Learning Communities’ debt is approximately $10 million lower at the end of Fiscal 2004 compared to the end of Fiscal 2003.

•	Evaluated our real estate portfolio. We have reviewed each of our schools with respect to consistency with our geographic cluster strategy, customer demographics, future population growth potential and strength of the location. This is now an ongoing process. While we believe that this real estate portfolio review process will enhance the long-term value of our real estate portfolio, the initial review resulted in several million dollars of charges related to school closings, impairments and other reserves to bring the value of our school assets in line with their expected cash flow.

•	Strengthened our Board of Directors. We added four new independent directors, including an independent, non-executive Chairman of the Board. A majority of our Board is comprised of independent directors who have been

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directors, CEO’s and/or corporate officers of successful public companies. We also continue to seek to employ “best practices” at the Board so that we can be a leader in the area of corporate governance.

•	Renewed our focus on our core business. Nobel Learning Communities’ strategy is focused primarily on owning and operating pre-elementary schools and elementary schools to serve our customers and their families from infant through 8th grade.

My purpose in recounting the Company’s history is to place into perspective our recent actions and our vision for the future of Nobel Learning Communities, Inc. We believe we have the right team, a strong core business model and are developing a focused plan to improve stockholder value.

The Future

Our vision is to be the leading provider of infant through 8th grade private education through curriculum-based community schools that support the educational, enrichment and wellness needs of our students and the lifestyle needs of families.

We are an education company. Our positioning, investment, staffing and products are all focused on providing high quality education for children. Our core differentiation is that, unlike our day care, childcare, and school age competitors, we deliver curriculum-based education programs for infant through 8th grade:

•	In safe, nurturing, and non-sectarian learning communities with small classes and well trained teachers;

•	Through clusters of pre-elementary schools, elementary schools and learning support programs;

•	Which offer exceptional value in terms of price to measurable educational outcomes; and

•	Offer enrichment programs to meet the lifestyle needs of families before school, after school and throughout the summer.

During FY 2005, your management team will focus on:

•	Increasing revenue and income from our core business of pre-elementary and elementary school clusters;

•	Concentrating our capital investment on strengthening our existing schools, supporting our teachers and furthering our strategy of clustering pre-schools and elementary schools within markets;

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•	Enhancing the return on investment of our pre-elementary and elementary school financial models by implementing programs aimed at increasing initial occupancy in new schools while decreasing the upfront investment in our new school physical plants; and

•	Simplifying our capital structure so that our common stockholders can also share in the value of any improved performance.

FY 2004 was a transition year for the Company. We believe FY 2005 will be one of improved performance, as we seek to unlock the value inherent in our core business.

Thank you for your support; I am pleased to be working for you.

George H. Bernstein, Jr. President and Chief Executive Officer

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